EXHIBIT 11

                    CACI INTERNATIONAL INC AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON
                           AND COMMON EQUIVALENT SHARE

                                                  Three Months Ended December 31,     Six Months Ended December 31,
                                                      1995              1994              1995            1994
                                                  -----------------------------------------------------------------
Net Income                                        $2,347,000         $1,988,000        $4,571,000      $3,901,000

Average shares outstanding
  during the period                               10,102,000         10,007,000        10,094,000      10,002,000

Dilutive effect of stock
  options after application
  of treasury stock method                           573,000            593,000           590,000         596,000
                                                  ----------         ----------        ----------      ----------

Average number of shares
  outstanding during the period                   10,675,000         10,600,000        10,684,000      10,598,000
                                                  ==========         ==========        ==========      ==========

Earnings per common and
  common equivalent share:                        $     0.22         $     0.19        $     0.43      $     0.37
                                                  ==========         ==========        ==========      ==========